EXHIBIT 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that the Schedule 13D to which this Joint Filing Agreement is being filed as an exhibit shall be a joint statement filed on behalf of each of the undersigned.

Date: September 18, 2018

PATRIOT FINANCIAL PARTNERS III, L.P.

By:	/s/ James F. Deutsch
James F. Deutsch, a member of Patriot Financial Partners GP III, LLC, the general partner of Patriot Financial Partners GP III, L.P., the general partner of Patriot Financial Partners III, L.P.

PATRIOT FINANCIAL PARTNERS GP III, L.P.

By:	/s/ James F. Deutsch
James F. Deutsch, a member of Patriot Financial Partners GP III, LLC., the general partner of Patriot Financial Partners GP III, L.P.

PATRIOT FINANCIAL PARTNERS GP III, LLC

By:	/s/ James F. Deutsch
James F. Deutsch, a member

/s/ W. Kirk Wycoff
W. Kirk Wycoff

/s/ James J. Lynch
James J. Lynch

/s/ James F. Deutsch
James F. Deutsch